EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE
                      BANDAG, INCORPORATED AND SUBSIDIARIES

                                                  Year Ended December 31
                                             1993          1992          1991
                                          (In thousands, except per share data)
    Net earnings per Common and Common
      equivalent share:
      Weighted average number of shares
      of Common Stock, Class A Common
      Stock and Class B Common Stock
      outstanding.                           27,226       27,617        27,732

    Additional shares assuming exercise
      of dilutive stock options - based
      on the treasury stock method
      using average market price                111          126           110
                                              -----        -----          ----
    AVERAGE NUMBER OF COMMON AND
      COMMON EQUIVALENT SHARES               27,337       27,743        27,842
                                             ======       ======        ======

    Net earnings before cumulative
      effect of changes in accounting
      methods                               $78,734      $83,023       $79,599

    Cumulative effect of changes in
      accounting methods, net of
      related tax effect                        ---         (220)          ---
                                             ------       ------        ------
    Net Earnings                            $78,734      $82,803       $79,599
                                            =======       ======        ======

    Net earnings per Common and Common
      equivalent share:
      Before cumulative effect of
      changes in accounting methods          $2.88         $2.99        $2.86

    Cumulative effect of changes in
      accounting methods, net of
      related tax effect                       ---         (.01)           ---
                                             -----         -----        -----
    Net Earnings                             $2.88         $2.98        $2.86
                                              =====        =====          ====

    Net earnings per Common share -
     assuming full dilution:
      Average shares outstanding             27,226       27,617        27,732
      Additional shares assuming
      exercise of dilutive stock
      options - based on the treasury
      stock method using the year-end
      price if higher than the average
      market price                              113          119           122
                                             ------        -----        ------
      FULLY DILUTED AVERAGE NUMBER
       OF COMMON AND COMMON
       EQUIVALENT SHARES                     27,339       27,736        27,854
                                             ======       ======        ======

    Net earnings before cumulative
      effect of changes in accounting
      methods                               $78,734      $83,023       $79,599

      Cumulative effect of changes in
      accounting methods, net of
      related tax effect                        ---         (220)          ---
                                             ------       ------        ------
    Net earnings                            $78,734      $82,803       $79,599
                                            ======        =======       ======

    Net earnings per Common and
      Common equivalent share:
      Before cumulative effect of
      changes in accounting methods          $2.88         $2.99        $2.86

      Cumulative effect of changes in
      accounting methods, net of
      related tax effect                       ---         (.01)          ---
                                             -----        ------        -----
    Net earnings                             2.88          $2.98        $2.86
                                             ====          =====        =====